EXHIBIT (l)

                        [LETTERHEAD OF BROWN & WOOD LLP]

                                                                October 19, 1999

Japan OTC Equity Fund, Inc.
180 Maiden Lane
New York, New York  10038

Dear Sirs:

      This opinion is furnished in connection with the registration by Japan OTC Equity Fund, Inc., a Maryland corporation (the "Fund"), of up to 4,744,925 shares of its common stock, par value $0.10 per share (the "Shares"), under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to the Fund's registration statement on Form N-2 (File No. 333-87519) under the Securities Act (the "Registration Statement").

      As counsel for the Fund, we are familiar with the proceedings taken by it in connection with the authorization, issuance and sale of the Shares. In addition, we have examined and are familiar with the Articles of Incorporation of the Fund, the By-laws of the Fund, and such other documents as we have deemed relevant to the matters referred to in this opinion.

         Based upon the foregoing, we are of the opinion that the Shares, upon issuance and sale in the manner referred to in the Registration Statement, will be legally issued, fully paid and non-assessable shares of common stock of the Fund.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus constituting a part thereof.

                                                      Very truly yours,